Exhibit 99.1

233 South Wacker Drive,

Suite 4200, Chicago, IL 60606, United States

telephone +1 312 496 1200

facsimile +1 312 496 1290

www.heidrick.com

February 2, 2014

Tracy Wolstencroft

Address on File with the Company

Dear Tracy:

On behalf of Heidrick & Struggles International, Inc. (“HSII” or the “Company”), I am pleased to confirm the terms of your employment arrangement in this letter agreement (the “Agreement”). All amounts in this Agreement are denominated in U.S. dollars.

1.	Effective Date: You will commence employment on February 3, 2014 (the “Commencement Date”).

2.	Title: You will serve as President and Chief Executive Officer reporting directly to the Company’s Board of Directors (the “Board”). The Company shall nominate you for election as a member of the Board for each term of Board service during the term of this Agreement.

3.	Location: You will be primarily based in the Company’s Manhattan, New York and Chicago, Illinois offices, traveling between such offices and elsewhere as reasonably necessary for the performance of your duties under this Agreement.

4.	Base Salary: You will receive a monthly salary of $70,833 (which is equivalent to $850,000 annually) payable at the end of each month. Your annual base salary, as may be increased (but not decreased without your consent) from time to time shall be referred to as the “Base Salary”.

5.

Management Incentive Plan (“MIP”) Participation: You will participate in the MIP (the Company’s annual bonus program operated pursuant to the Company’s shareholder approved Incentive Plan) at the Tier 1 level. You will be eligible for a target annual incentive award under the MIP equal to 125% of your Base Salary (the “Target Bonus Amount”), subject to your continued employment with the Company and pursuant to the terms of the MIP and the Company’s Incentive Plan, as amended from time to time. Performance goals under the MIP will be established annually by the Human Resources and

Exhibit 99.1

Compensation Committee of the Board (the “HRCC”) in consultation with you. Bonuses are only payable if you are employed by the Company on the date such bonus is paid, subject to Section 14(c) below.

6.	Incentive Compensation and Other Plans: You will be eligible to participate in other management compensation plans, including the Company’s 2012 GlobalShare Program (the “GlobalShare Program”). In addition, you will be eligible to participate in the Change in Control Severance Plan and the Management Severance Pay Plan, as such plans may be amended from time to time (the “CIC Severance Plan” and the “Base Severance Plan”, respectively, and together the “Severance Plans”); provided that (i) severance payments and benefits provided under the Base Severance Plan applicable to a termination of employment without Cause shall be deemed to also apply in the event of your resignation of employment for Good Reason and (ii) any amendments made to the Severance Plans that would adversely affect your entitlement to severance payments or benefits thereunder will not be effective with respect to you without your written consent, unless necessary to meet the requirements of applicable law; and provided, further, that the terms “Cause” and “Good Reason” as used in the Severance Plans shall have the meaning set forth in this Agreement.

7.	Commencement Date Equity Award: Effective upon your Commencement Date, you will be granted a total of 250,000 stock units pursuant to the terms of the GlobalShare Program and your award agreements thereunder, substantially in the form of Exhibits A and B hereto, consisting of:

a.	125,000 restricted stock units (“Commencement Award RSUs”) with a service vesting period over five years (the “RSU Service Period”), which, subject to your continued employment through the applicable vesting date, will vest with respect to 1/3 of the Commencement Award RSUs on each of the third, fourth and fifth anniversaries of the Commencement Date; and

b.	125,000 performance restricted stock units (“Commencement Award PRSUs” and together with Commencement Award RSUs, the “Commencement Equity Grants”) with a minimum service vesting period over two years (the “PRSU Minimum Service Period”) which, subject to your continued employment through the applicable PRSU Vesting Date (as defined below) will vest on the later of (x) the expiration of the PRSU Minimum Service Period and (y) the Company’s common stock achieving or exceeding the closing trading prices set forth below for 20 consecutive trading days (the applicable “Trading Price Condition”) (the later of clause (x) and clause (y) being referred to as a “PRSU Vesting Date”). Notwithstanding anything in this Agreement to the contrary, any portion of the Commencement Award PRSUs that does not vest on or prior to the fifth anniversary of the Commencement Date shall be forfeited.

Exhibit 99.1

# of PRSUs Vesting on the PRSU Vesting Date	20 Consecutive Closing Trading Price as a Percentage of Commencement Date Fair Market Value[1] (Trading Price Condition)
31,250	115%
31,250	130%
31,250	145%
31,250	160%

c.	Subject to Section 7(d), in the event of a termination of your employment by the Company without Cause or by you for Good Reason, or due to your death or Disability:

i.	Commencement Award RSUs: Your Commencement Award RSUs shall be deemed to be vested in the greater of (x) the number of Commencement Award RSUs which shall have previously vested through the date of your termination of employment and (y) a pro-rata percentage of the Commencement Award RSUs equal to the percentage of the RSU Service Period that shall have elapsed through the date of your termination of employment (which percentage, in the event of a termination employment by the Company without Cause or by you for Good Reason, shall in no event be less than 40%); and

ii.	Commencement Award PRSUs: If such termination of employment occurs prior to the expiration of the PRSU Minimum Service Period you shall be deemed to vest in a pro-rata percentage of the Commencement Award PRSUs, if any, which otherwise would have vested as of the date of your termination of employment based upon the satisfaction of the Trading Price Condition at such time, equal to the percentage of the PRSU Minimum Service Period (the “Service Period Percentage”) that shall have elapsed through the date of your termination of employment; provided that the Service Period Percentage shall be deemed to be 100% in the event of your

[1]

Fair Market Value shall mean the closing trading price of the common stock of the Company as reported on the National Association of Securities Dealers Automated Quotation System for the trading day immediately preceding the Commencement Date.

Exhibit 99.1

termination of employment by the Company without Cause or by you for Good Reason.

d.	In the event of a Change in Control (as defined in the GlobalShare Program):

i.	Commencement Award RSUs: Your Commencement Award RSUs shall be treated in accordance with the GlobalShare Program which includes full vesting of any then unvested Commencement Award RSUs in the event (x) the Commencement Award RSUs are not assumed by the successor or (y) if your employment is terminated by the Company without Cause or by you for Good Reason within the two-year period beginning on the date of a Change in Control; and

ii.	Commencement Award PRSUs: Your Commencement Award PRSUs shall be treated in accordance with the GlobalShare Program which shall be deemed to include deemed satisfaction (if not previously satisfied) of the Trading Price Condition with respect to an aggregate of 62,500 Commencement Award PRSUs and deemed satisfaction of the PRSU Minimum Service Condition if (x) the Commencement Award PRSUs are not assumed by the successor or (y) if your employment is terminated by the Company without Cause or by you for Good Reason within the two-year period beginning on the date of a Change in Control.

8.	Annual Long-Term Incentive Awards: You will receive consideration for annual long-term incentive grants as part of your performance and compensation review under the Company’s long term incentive plan for senior executives of the Company. Annual long-term incentive awards are subject to the approval of the HRCC. Your first regular annual long-term incentive grant will be made to you in February 2014 and will have a grant date target value equal to 200% of your Base Salary. Based on the Company’s current program design, annual grants are made 50% in the form of restricted stock units (time vesting only) and 50% in the form of performance stock units, but the actual composition of your long-term incentive grant will be determined by the HRCC at the time of grant. Performance conditions for the performance stock units under the annual long-term incentive program will be established annually by the HRCC in consultation with you.

9.	Vacation: The Company’s current vacation policy entitles you to four weeks of paid vacation during each calendar year. Vacation is earned ratably over the course of the calendar year and must be used during such calendar year. Unused vacation will not be banked or carried over to any succeeding year.

10.

Benefits: You will be eligible to participate in the Company’s benefit programs to the same extent as other senior executives. Our benefits program includes group health, dental, vision, life/AD&D, long-term disability, short-term disability salary continuation, paid holidays, medical flexible spending accounts, the Heidrick &

Exhibit 99.1

Struggles, Inc. 401(k) Profit Sharing and Retirement Plan, and the Company’s U.S. Employees Deferred Compensation Plan. You will also be eligible to participate in the Company’s Physical Examination and Financial Planning Program. Your eligibility for all such programs and plans is determined under the terms of those programs/plans. Any discrepancy between this summary and the company’s plan documents will be resolved in favor of the plan documents. Our benefits program, compensation programs, and policies are reviewed from time to time by Company management and may be modified, amended, or terminated at any time.

11.	Employment Authorization: Pursuant to the Immigration and Nationality Act, the Company is required to verify the identity and employment authorization of all new hires. In order to comply with this legal obligation, the Company must complete an Employment Eligibility Verification Form I-9 within three days of an employee’s hire date. We have enclosed a Form I-9 for your review. Please note that you will need to provide either (i) one document from “List A” or (ii) one document from “List B” and one document from “List C” of the form (see page two of the enclosed I-9 Form). Your initial and continuing employment will be subject to your having the ability to work legally in the United States. If you anticipate having difficulty completing the Form I-9 or producing the required documents, please advise me as soon as possible.

12.	Business Expenses: The Company will reimburse you for your business expenses in accordance with its policies.

13.	Compliance with Policies: Subject to the terms of this Agreement, you agree that you will comply in all material respects with all policies and procedures applicable to similarly situated employees of the Company, generally and specifically.

14.	Termination of Employment:

a.	Employment at Will: You will be an “employee at will” of the Company, meaning that either party may terminate the employment relationship at any time for any reason (with or without cause or reason) upon written notice to the other party. A period of notice shall only be required if it is expressly provided in writing under written Company employment policies in effect at the time of such termination, and the Company reserves the right to pay you severance in the form of salary continuation payments in lieu of any such required notice.

b.	No Notice Period in Case of Termination for Cause: Notwithstanding any period of notice under written Company employment policies in effect at the time of termination, the Company shall have the right to terminate your employment for Cause immediately upon written notice.

c.

Compensation Upon Termination: Upon the termination of your employment, you will be paid your Base Salary up through your last day of work, and any other amounts required by law. You will also be entitled to

Exhibit 99.1

participate in the Severance Plans; provided, that the terms “Cause” and “Good Reason” as used in the Severance Plans shall have the meaning set forth in this Agreement. For the avoidance of doubt, you will not be entitled to receive severance benefits under the Severance Plans in the event that you terminate your employment voluntarily (other than for “Good Reason”, to the extent applicable), you are terminated for Cause, or your employment is terminated due to your death or Disability. “Disability” shall mean that you have been unable, for six (6) consecutive months, to perform your duties under this Agreement even with accommodation, as a result of physical or mental illness or injury. In the event that you become entitled to receive severance payments under the Base Severance Plan (but not the CIC Severance Plan), you shall also be entitled to receive a pro-rata annual bonus in respect of the year during which your employment is terminated, calculated by multiplying the annual bonus that you otherwise would have earned for the full year based on actual performance for such year by a fraction, the numerator of which is the number of full months of the year for which you were employed prior to termination, and the denominator of which is twelve (12).

d.

Definition of Cause: For purposes of this Agreement, the Severance Plans and the Commencement Equity Awards and any other equity awards granted to you by the Company (as applicable), “Cause” shall mean any of the following: (i) your conviction of, or plea of guilty or no contest to (A) a misdemeanor involving material dishonesty in connection with your job duties, fraud, or moral turpitude, or (B) a felony; (ii) your willful malfeasance, willful misconduct or gross negligence in connection with your duties; (iii) your willful and continued failure to substantially perform your duties to the Company (other than any such failure resulting from incapacity due to Disability), after a written demand for substantial performance is delivered to you by the Chairman of the Board which specifically identifies the manner in which the Board believes that you have not substantially performed your duties; (iv) your willful engaging in illegal conduct or gross misconduct which is materially and demonstrably injurious to the business or reputation of the Company; (v) your knowingly engaging in conduct which directly causes a material misstatement of one or more of the Company’s financial statements for the current year or the three prior years if, and to the extent that, such misstatement results in the recoupment of compensation pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act; or (vi) your willful or intentional material breach of any of the restrictive covenants set forth in this Agreement. For purposes of this definition, no act or failure to act on your part shall be considered “willful” unless it is done, or omitted to be done, by you in bad faith or without reasonable belief that your action or omission was in the best interests of the Company. The Company shall give written notice to you of the termination for Cause, which shall state in detail the particular act or acts or the failure or failures to act that constitute the grounds on which the

Exhibit 99.1

Cause termination is based. You shall have thirty (30) days upon receipt of the notice in which to cure such conduct, to the extent such cure is possible.

e.	Definition of Good Reason: For purposes of this Agreement, the Severance Plans, and the Commencement Equity Awards and any other equity awards granted to you by the Company (as applicable), “Good Reason” shall mean any of the following: (i) a diminution in your title from Chief Executive Officer or in your reporting relationship to the Board; (ii) the assignment to you of any duties inconsistent in any material respect with the position of Chief Executive Officer or any material diminution in your authority, duties or responsibilities; (iii) the Company’s requiring you to be based at, or perform your principal functions at, any office or location other than a location within thirty-five (35) miles of the Company’s New York office; (iv) a reduction in Base Salary; (v) a reduction in your target incentive opportunity under the MIP below 125% of your Base Salary; or (vi) a material breach by the Company of this Agreement. Prior to your right to terminate this Agreement for Good Reason, you shall give written notice to the Company of your intention to terminate your employment on account of a Good Reason. Such notice shall state in detail the particular act or acts or the failure or failures to act that constitute the grounds on which your Good Reason termination is based and such notice shall be given within six (6) months of the occurrence of the act or acts or the failure or failures to act which constitute the grounds for Good Reason. The Company shall have thirty (30) days upon receipt of the notice in which to cure such conduct, to the extent such cure is possible.

f.	Return of Materials: Upon the termination of your employment, you agree to return to the Company, all Company property, including all materials furnished to you during your employment (including but not limited to keys, computers, automobiles, electronic communication devices, files and identification cards) and all materials created by you during your employment. In addition, you agree that upon the termination of your employment you will provide the Company with all passwords and similar information which will be necessary for the Company to access materials on which you worked or to otherwise continue in its business.

15.

Confidentiality: In the course of your employment with the Company, you will be given access to and otherwise obtain knowledge of certain trade secrets and confidential and proprietary information pertaining to the business of the Company and its affiliates. During the term of your employment with the Company and thereafter, you will not, directly or indirectly, without the prior written consent of the Company, disclose or use for the benefit of any person, corporation or other entity, or for yourself, any trade secrets or other confidential or proprietary information concerning the Company or its affiliates, including, but not limited to, information pertaining to their clients, services, products, earnings, finances, operations, marketing, methods or other activities; provided, however, that the foregoing shall not apply to information which is of public record or is generally

Exhibit 99.1

known, disclosed or available to the general public or the industry generally (other than as a result of your breach of this covenant or the breach by another employee of his or her confidentiality obligations). Notwithstanding the foregoing, you may disclose such information as is required by law during any legal proceeding or to your personal representatives and professional advisers as is required for purposes of rendering tax or legal advice, and, with respect to such personal representatives and professional advisers, you shall inform them of your obligations hereunder and take all reasonable steps to ensure that such professional advisers do not disclose the existence or substance thereof. Further, you shall not, directly or indirectly, remove or retain, and upon termination of employment for any reason you shall return to the Company, any records, computer disks or files, computer printouts, business plans or any copies or reproductions thereof, or any information or instruments derived therefrom, arising out of or relating to the business of the Company and its affiliates or obtained as a result of your employment by the Company.

16.	Non-Solicitation/Non-Competition:

a.	Without the prior written consent of the Company, during the term of your employment with the Company and for a period of twelve (12) months after the termination of your employment with the Company for any reason, you shall not:

i.	become engaged in or otherwise become interested in, directly or indirectly (whether as an owner, officer, employee, consultant, director, stockholder, or otherwise), any company, enterprise or entity that, in any market served by the Company, provides, or has made substantial preparation to provide, services or products that compete with any portion of the “Business” (as defined below in Section 16(c));

ii.	directly or indirectly solicit, or assist any other person in soliciting, any client of the Company with whom you had direct professional contact during the twelve (12) months immediately prior to the termination of your employment with the Company and during which you learned confidential information or whose account you oversaw during your employment with the Company;

iii.	directly or indirectly solicit, or assist any other person in soliciting, any employee of the Company or its affiliates as of your termination of employment with the Company, or any person who, as of such date, was in the process of being recruited by the Company or its affiliates, or induce any such employee to terminate his or her employment with the Company or its affiliates; or

iv.	hire or assist another person in hiring any employee of the Company or its affiliates who potentially possesses the Company’s or its affiliate’s

Exhibit 99.1

confidential information for a position where the employee’s knowledge of such information might be relevant.

b.	You acknowledge that the protections of the Company set forth in this Section 16 are fair and reasonable. You agree that remedies at law for a breach or threatened breach of the provisions of this Section 16 would be inadequate and, therefore, the Company shall be entitled, in addition to any other available remedies, without posting a bond, to equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction, or any other equitable remedy that may be then available.

c.	As used in this Section 16:

i.	the term “Business” shall mean the business of the Company and its direct and indirect parents and subsidiaries and shall include (I) executive search, which includes facilitating the recruitment, management and deployment of senior executives for executive management and board director positions; (II) leadership consulting services, which includes succession planning, executive development and top team effectiveness; and (III) during the term of your employment with the Company and as of the date of your termination of employment, any other service or product provided by the Company or for which the Company had made substantial preparation to enter into or offer that is a Material Business or is reasonably expected by the Board to constitute a Material Business within 2 years following your termination of employment; and

ii.	the term “Material Business” shall mean a service or product or other line of business which generates 10% or more of the Company’s gross annual revenues.

Nothing in this Section 16 shall prohibit you from providing services or products (other than services or products similar to those provided by the Company in the conduct of the Business) to an entity that is not engaged in a business, or providing products or services, which compete with a Business (a “Competitive Activity”) but which has one or more affiliates, divisions or business units that is engaged in a Competitive Activity; provided that (i) the entity does not derive more than 10% of its gross annual revenues from such Competitive Activity and (ii) (x) your duties, responsibilities and authority with respect to such entity do not result in your being directly involved in the conduct or facilitation of such Competitive Activity and (y) if your duties, responsibilities and authority with respect to such entity would otherwise result in your being indirectly (through supervision or otherwise) involved in the conduct or facilitation of such Competitive Activity (“Indirect Activity”), appropriate safeguards, reasonably acceptable to the Company, are implemented in order to prevent your engagement in such Indirect Activity.

Exhibit 99.1

Each of the foregoing restrictions contained in Section 16 constitutes an entirely separate and independent restriction on you and shall be read and construed independently of the other undertakings and agreements herein contained. You and the Company agree that the restrictions contained in Section 16 are reasonable in scope and duration and are necessary to protect the Company’s confidential information and other business interests. If any provision of Section 16 as applied to any party or to any circumstance is adjudged by an arbitrator or court of competent jurisdiction to be invalid or unenforceable, the same will in no way affect any other circumstance or the validity or enforceability of this Agreement. If any such provision, or any part thereof, is held to be unenforceable because of the scope, duration or geographic area covered thereby, the parties agree that the court or arbitrator making such determination will have the power to reduce the scope and/or duration and/or geographic area of such provision, and/or to delete or revise specific words or phrases, and in its modified form, such provision will then be enforceable and will be enforced.

17.	The parties agree and acknowledge that the breach of Section 15 or 16 will cause irreparable damage to the Company, and upon actual or threatened breach of any provision of either section the Company will be entitled to seek from a court of competent jurisdiction immediate injunctive relief, specific performance or other equitable relief without the necessity of posting a bond or other security and that this will in no way limit any other remedies which the Company may have (including, without limitation, the right to seek monetary damages).

18.	Other Legal Matters:

a.	Indemnification: The Company shall: (a) during the employment term and thereafter, indemnify you to the maximum extent allowed under Delaware law and the Company’s by-laws, and (b) during the employment term and for a period of two (2)-years after the termination of your employment with the Company (or, if longer, for the post-termination period generally provided to executives as of the date of your termination of employment), maintain directors’ and officers’ liability insurance for your benefit in a form at least as comprehensive as, and in an amount that is at least equal to, that maintained by the Company at such time for any officer or director of the Company.

b.	Legal Fees. The Company agrees to reimburse you for your reasonable attorney’s fees incurred in connection with the negotiation and execution of this Agreement in an amount up to $30,000.

c.

No Other Agreements/Obligations: You have advised the Company and you hereby confirm that your execution and performance of the terms of this Agreement do not and will not violate any other agreement binding on you or the rights of any third parties and you understand that in the event this

Exhibit 99.1

advice is not accurate the Company will not have any obligation to you under this Agreement.

d.	Negotiation of Agreement: You acknowledge that you negotiated the terms of this Agreement with the Company and that you enter into this Agreement voluntarily.

e.	Applicable Legal Standards: You will be an employee of the Company’s United States operations and agree that your employment with the Company shall be governed by the laws of the United States of America and the State of Illinois.

f.	Waiver of Jury Trial: Each of the parties hereto irrevocably waives any and all rights to trial by jury in any legal proceeding arising out of your employment or related to this Agreement or the transactions contemplated hereby.

g.	Notice: All notices and other communications under this Agreement shall be in writing to you at the above-referenced address or to the Company at its Chicago Corporate Office, directed to the attention of the General Counsel.

h.	Full and Complete Agreement: This letter Agreement contains our entire understanding with respect to your employment and can be amended only in writing and signed by the General Counsel or other duly authorized officer. This Agreement supersedes any and all prior agreements, whether written or oral, between you and the Company that are not specifically incorporated by reference herein. You and the Company specifically acknowledge that no promises or commitments have been made that are not set forth in this letter. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

i.	Severability: If any provision of this Agreement or the application thereof is held invalid, such invalidity shall not affect other provisions or applications of this Agreement that can be given effect without the invalid provision or application and, to such end, the provisions of this Agreement are declared to be severable.

j.	Survival of Provisions: The provisions of Sections 14 (b) and (c) and 15 through 18(a) of this Agreement shall survive the termination of your employment with the Company and the expiration or termination of this Agreement.

k.

Code Section 409A. It is intended that any amounts payable under this Agreement shall be exempt from or shall comply with Section 409A of the Internal Revenue of 1986, as amended (including the Treasury regulations and other published guidance relating thereto) (“Section 409”) and the Company’s and your exercise of authority or discretion hereunder shall

Exhibit 99.1

comply therewith so as not to subject you to the payment of any interest or additional tax imposed under Section 409A. To the extent any amount payable to you from the Company, per this Agreement or otherwise, would trigger the additional tax imposed by Section 409A, the payment arrangements shall be modified to avoid such additional tax. This provision includes, but is not limited to, a six-month delay in payment of deferred compensation to a “specified employee” (as defined in the Treasury Regulations under Section 409A) upon a separation from service, to the extent applicable.

Exhibit 99.1

Tracy, the entire Board is very excited to have you join the Company and we are looking forward to working with you.

Sincerely,

/s/ Richard I Beattie
Richard I. Beattie Chairman of the Board of Directors

I hereby accept the terms and conditions of employment outlined in this Agreement.

/s/ Tracy Wolstencroft	February 2, 2014
Tracy Wolstencroft	Date

Copy:

Stephen W. Beard, General Counsel & Chief Administrative Officer